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                                                                EXHIBIT 10.13



[Heller Financial letterhead]

HAND DELIVERED

October 11, 1996

Mr. Robert Greenberg
Skechers U.S.A., Inc.
228 Manhattan Beach Boulevard, Suite 200
Manhattan Beach, California 90266

Re: Proposed Credit Facility for Kani, Inc.

Dear Robert:

The Western Division of the Current Asset Management Group of Heller Financial, Inc. ("Heller") is pleased to advise you that the Executive Portfolio Committee of Heller has approved a credit facility (the "Credit Facility") in an aggregate principal amount not to exceed $12,000,000. The Credit Facility will be provided to a corporation to be formed which is to be named Kani, Inc. ("Borrower") to which Skechers U.S.A., Inc. ("Skechers") will contribute the master licensing agreement covering all products marketed and sold under the Kani brand name and all of the operating assets of the Kani operating division of Skechers in exchange for shares representing 100% of the common stock of Borrower. The Credit Facility will be used to provide working capital financing for Borrower and to provide funds for other general corporate purposes of Borrower.

I.      TERMS OF THE CREDIT FACILITY

A.      The Revolving Loan.

Heller will make available to Borrower a revolving loan (the "Revolver") in an aggregate principal amount not to exceed $12,000,000 (the "Maximum Revolver Amount").


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Mr. Robert Greenberg
Skechers U.S.A., Inc.
Page 2
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[Heller Financial logo]

Availability under the Revolver will be determined by reference to a borrowing base which will consist of up to eighty percent (80%) of the gross amount of "Eligible Accounts" and up to fifty percent (50%) of the value of "Eligible Inventory", as such terms will be defined in the documentation evidencing the Credit Facility (the "Credit Agreement"). The Revolver will have a term of three (3) years commencing on the closing date of the Credit Facility (the "Closing Date"). The facility will include a sublimit for inventory advances in the amount of $5,000,000.

B.      Letter of Credit Guaranties

Heller will issue guarantees, in an aggregate amount not to exceed $5,000,000 (the "Maximum L/C Guaranty Amount"), of Borrower's obligations to certain banks acceptable to Heller that issue Letters of Credit for the benefit of Borrower's suppliers, provided that such Letters of Credit, including the amount and terms, are acceptable to Heller; and further provided, that the aggregate amount of such guaranties outstanding at any time which have been issued by Heller with respect to any usance Letters of Credit (any Letter of Credit that provides for payment on a maturity date that is at least thirty (30) days after the date such Letter of Credit is presented for acceptance) shall not exceed $3,500,000.

C.      Interest.

Borrower will be required to pay Heller interest monthly on the outstanding daily principal balance of the Revolver at a floating rate of interest per annum equal to the Base Rate (hereafter defined) plus three-quarters of one percent (.75%).

As used herein, "Base Rate" means a fluctuating rate of interest per annum equal to, on any day, the rate of interest from time to time announced by Bank of America National Trust and Savings Association as its prime rate reference rate or base rate.

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Mr. Robert Greenberg
Skechers U.S.A., Inc.
Page 3
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[HELLER FINANCIAL LOGO]

Interest will be billed and paid monthly in arrears, commencing the first day of the month following the initial funding under the Credit Facility, and will be calculated daily on the basis of a 360-day year for the actual number of days elapsed.

D. Collection Clearance Charge.

Borrower will be required to pay to Heller each month, in addition to interest, a collection clearance charge computed as follows: (a) total collections on accounts for the month, multiplied by (b) three days, multiplied by (c) the interest rate, divided by (d) 360 days.

E. Security.

Borrower's obligations to Heller under the Credit Facility will be secured by a first priority, senior, valid and perfected security interest in and lien upon all of Borrower's personal property of every type and description, whether now owned or hereafter acquired and wherever located (collectively, the "Collateral"). Liens in favor of persons other than Heller will be prohibited, except as otherwise permitted in accordance with the terms of the Credit Agreement.

F. Collections.

All of Borrower's customers would be directed to make all payments to a lock box at a bank acceptable to Heller for forwarding to a Heller depository account. Such funds shall be applied to Borrower's obligations.

G. Line Fees.

Borrower will pay Heller a monthly Line Fee in an amount equal to (a) one percent (1.0%) multiplied by the Maximum L/C Guaranty Amount; plus (b) one-half of one percent (.50%) multiplied by an amount equal to (i) the Maximum Revolving
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Mr. Robert Greenberg
Skechers U.S.A., Inc.
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[Heller Financial logo]

Loan Amount Less (ii) the Maximum L/C Guaranty Amount; divided by (c) twelve
(12)

H. Financial Covenants.

Borrower will be required to maintain, on the Closing Date and as at the end of each month, Tangible Net Worth of at least $10,000,000, Working Capital of at least $7,000,000 and a Ratio of Indebtedness to Tangible Net Worth no greater than 4:1. All capitalized terms used in this paragraph shall have the meanings customarily assigned to such terms by Heller.

I. Reporting Requirements.

Borrower will be required to deliver to Heller annual audited and monthly internal financial statements and annual projections.

Borrower will also be required to deliver to Heller weekly borrowing base certificates, weekly accounts receivable agings, monthly detailed inventory reports and monthly gross profit reports.

II. GENERAL CONDITIONS TO THE CREDIT FACILITY

A.  Credit Facility Documentation.

The Credit Facility is subject to negotiation, preparation and execution of formal loan documentation, fully acceptable to Heller, and its respective counsel. The documentation will contain such terms, conditions, representations, warranties, covenants and events of default customary for loans of this type as Heller may require. Warranties will include, but not be limited to, evidence satisfactory to Heller that (i) the financial condition of Borrower is as represented, (ii) Borrower is solvent, able to meet its obligations as they mature and has sufficient capital to enable it to profitably operate its business, (iii) Borrower has complied with all applicable laws, statutes, regulations and orders in connection with the financing arrangements and
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Mr. Robert Greenberg
Skechers U.S.A., Inc.
Page 5
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iv) no material adverse changes in the collateral or the financial condition or projected cash flows of Borrower has occurred. The Credit Facility shall be the only debt allowed to be incurred by the Borrower following the Closing Date except for specific amounts of other indebtedness which will be specified in the Credit Agreement.

B.      Regulatory Matters; Compliance with Laws.

Heller and its counsel must be satisfied that Borrower has been duly incorporated, that the initial public offering of shares of Borrower's stock (the "IPO") has been consummated, that Robert Greenberg is an officer of Borrower, and that Borrower has complied with all federal and state laws, rules and regulations pertaining to Borrower's business and pertaining to the financing and has taken all requisite corporate action with respect to the financing.

C.      Costs and Expenses.

Borrower shall pay all reasonable and customary costs, fees and expenses incurred or to be incurred by Heller in connection with the documentation and/or closing of this transaction, whether or not the transaction described herein is consummated.

D.      Capital, Organizational and Legal Structure; Tax Matters.

Borrower's tax assumptions and capital, organizational, ownership and legal structure must be satisfactory to Heller and not impair the ability of Heller to enforce its claims against the Collateral; and all Collateral must be freely pledgeable as collateral security for the Credit Facility.

E.      Agreement between Skechers and Heller.

Prior to or contemporaneously with the closing of the Credit Facility, Skechers will be required to execute an amendment of the financing agreements between Skechers and Heller (such
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Mr. Robert Greenberg
Skechers U.S.A., Inc.
Page 6
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[Heller Financial Logo]


agreements are hereinafter referred to as the "Skecher Agreements" and all capitalized terms that are hereafter referred to in this paragraph shall have the meanings assigned to such terms in the Skechers Agreements) which will provide that: (a) such financing agreements will have the same three (3) year term as the Credit Agreement; (b) the Maximum Facility Amount will be reduced to $25,000,000; (c) the Maximum L.C. Amount will be reduced to $13,000,000 and the aggregate amount of Lender Guaranty Liability with respect to Lender Guaranties issued with respect to usance letters of credit will be reduced to $6,500,000; and (d) the sublimit for advances against Eligible Inventory will be reduced to $10,000,000. As a condition to the closing of the Credit Facility, Skechers must be in compliance with the financial covenants contained in, and all other terms and conditions of, the Skechers Agreements.

F. Indemnification

Borrower and Skechers shall indemnify Heller and its directors, officers, agents, auditors, accountants, and any consultants engaged by Heller to appraise or review the collateral, employees, counsel and affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to any loan made or proposed to be made to Borrower in connection with the matters herein (including, but without limitation, any use made or proposed to be made by Borrower or any of its affiliates of the proceeds of such loans, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the indemnitee), including, without limitation, amounts paid in settlement, court costs and fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings.
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Mr. Robert Greenberg
Skechers U.S.A., Inc.
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[Heller Financial Logo]

G.      Participations/Assignments.

Heller will have the right at any time to sell, assign or transfer any portion of its loan position to one or more other lenders. In connection therewith, Heller will have the right to disclose to such prospective lender(s) any and all information regarding or relating to Borrower or this transaction which has now or may hereafter be provided to or obtained by Heller; provided, however, that Heller will require each such prospective lender to keep all information confidential. In order to facilitate the sale, assignment or transfer of all or part of the Credit Facility to other lenders and/or participants, Heller will have the option of providing in the documentation for the Credit Facility that payment of any part of the Credit Facility will be subordinated to payment of any other part upon terms satisfactory to Heller.

So long as Heller is proceeding in good faith to complete the transactions described in this letter, Heller shall have the exclusive right to provide the financing described in this letter.

This commitment to provide the Credit Facility may not be conveyed or assigned to any third party.

Heller is delivering this letter on the understanding that neither Borrower nor Skechers will disclose the contents of this letter or Heller's involvement or interest in this transaction without Heller's prior written consent. Heller reserves the right to review and approve any and all documents that contain the name of Heller, that describe the financing transaction proposed by Heller or that otherwise describe Heller's involvement in this transaction. Neither Borrower nor Skechers shall distribute or disclose any such documents without first obtaining Heller's written consent.

If the foregoing is in accordance with your understanding, and you are desirous of proceeding towards a closing of the Credit Facility, please sign and return the enclosed copy of

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Mr. Robert Greenberg
Skechers U.S.A., Inc.
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[HELLER FINANCIAL LOGO]

this letter to the attention of the undersigned no later than 5:00 p.m. Los Angeles time, October 25, 1996. The provisions of this commitment shall remain in effect until the earlier to occur of six (6) months following the date of this letter or thirty (30) days from the consummation of the IPO.

Very truly yours,

HELLER FINANCIAL, INC.

By: /s/ William F. Elliott
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    William F. Elliott
    Vice President

Accepted and Agreed this
_____ day of October, 1996

SKECHERS U.S.A., INC.

By:
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